UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2025

Nuo Therapeutics, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	000-28443	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8285 El Rio, Suite 190, Houston, Texas 77054
(Address of Principal Executive Offices) (Zip Code)

(346) 396-4770
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2025, Nuo Therapeutics, Inc. (“Nuo”) and Smith+Nephew, Inc. (“Smith+Nephew”) entered into Amendment No. 1 (the “Amendment”) to their Distribution Agreement dated March 31, 2025 (the “Distribution Agreement”).

The Amendment provides for an interim sales agency arrangement whereby Smith+Nephew is entitled to act as sales agent on an interim basis for the sale of products under the Nuo Aurix brand to certain Smith+Nephew customers. As compensation, Smith+Nephew is entitled to a commission on net sales of the Nuo branded products sold to the Smith+Nephew customers.

The Amendment’s interim sales agency arrangement terminates upon the earlier of December 31, 2025 or the date notified in writing by Smith+Nephew upon not less than thirty days’ notice of such termination.

The Amendment supplements the provisions of the Distribution Agreement, which continues to provide that Nuo will supply to Smith+Nephew its own private label of Nuo’s Aurix brand product in accordance with certain fees, transfer pricing, and minimum purchase commitments for an initial term of five years.

The foregoing descriptions of the Amendment and Distribution Agreement are qualified by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to Nuo’s Quarterly Report on 10-Q for the three months ended June 30, 2025, and the Distribution Agreement, a copy of which was filed as an exhibit to Nuo’s Annual Report on 10-K for the year ended December 31, 2024. Certain confidential information in the Distribution Agreement has been omitted from the version of the Distribution Agreement filed as an exhibit, and certain confidential information in the Amendment is expected to be omitted from the version of the Amendment to be filed as an exhibit, pursuant to Item 601(b)(10) of Regulation S-K because such information is not material and is the type of information that Nuo treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Chief Executive and Chief Financial Officer

Date: May 15, 2025